Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2014, incorporated by reference in the Joint Proxy Statement of Level 3 Communications, Inc. and tw telecom inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Level 3 Communications, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado
September 25, 2014